Delaware

The First State

I, Jeffrey w. bullock, secretary of state of the state of

delaware, do hereby certify the attached is a true and correct copy of the certificate of incorporation of “telidyne, inc.”,

filed in this office on the seventeenth day of jAnuary, a.d.

2019, at 8:36 o’clock a.m.

a filed copy of this certificate has been forwarded to the

new castle county recorder of deeds.

7242117 8100

SR# 20190324098

You may verify this certificate online at corp.delaware.gov/ authver.shtml

Authentication: 202096163

Date : 01-17-19

State of Delaware

Secretary of State

Division of Corporations

Delivered 08:36 A M. 01/17/2019

FILED 08:36 A.M. \01/17/2019

SR 20190324098 • File Number 7242117

CERTIFICATE OF INCORPORATION

OF

TELIDYNE, INC.

(a Delaware corporation)

The undersigned, in order to form a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Telidyne, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 910 Foulk Road, Suite 201, Wilmington, County of Newcastle, Delaware 19803. The name of its registered agent at the address is Corporations and Companies, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware .

FOURTH: The total number of shares of all classes which the Corporation is authorized to have outstanding is Five Hundred Million (500,000,000) shares of which stock Four Hundred Eighty Million (480,000,000) shares in the par value of $.0001 each, amounting in the aggregate of Forty Eight Thousand Dollars ($48,000) shall be common stock and of which Twenty Million (20,000,000) shares in the par value of $.0001 each, amounting in the aggregate to Two Thousand Dollars ($2,000) shall be preferred stock The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

(a)	The number of shares constituting that series and the distinctive designation of that series;

(b)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any,of payment of dividends on shares of that series;

(c)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights ;
(d)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

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(e)	Whether or not the shares of that series shill be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

(f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)	Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

FIFTH: Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the corporation shall otherwise provide. The number of directors of the corporation which shall constitute the whole board of directors shall be such as from time to time shall be fixed by or in the manner provided in the bylaws.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

SEVENTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal

EIGHTH: A director or officer of the corporation hall not be disqualified by his or her office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise. No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of the Corporation is member of any firm, a stockholder, director or officer of any corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation or for any gain or profit directly or indirectly realized by him or her by reason of the fact that he or she or any firm in which he or she is a member or any corporation of which he or she is a stockholder, director, or officer, or any trust of which he or she is a trustee, or beneficiary, is interest in such transaction , contract or act; provided the fact that such director or officer or such firm, corporation, trustee

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or beneficiary of such trust, is so interest shall have been disclosed or shall have been known to the members of the board of directors as shall be present at any meeting at which action upon such contract. transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract, transaction or act,, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his or her authority, respecting such contract, transaction or act with like force and effect as if he or she or any firm of which he or she is a member, or any corporation of which he or she is a stockholder, director or officer, or any trust of which he or she is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statue or rule of law or equity to the contrary (if any there be) his or her good faith shall be presumed in the absence of proof to the contrary dear and convincing evidence.

NINTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation., as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors of class of creditors, and/or the stockholders or class of stockholders of the corporation., as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding cm all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

TENTH: The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH: The incorporator is Aron Govil whose mailing address is 19 Engineers lane, Farmingdale, NY 11735.

TWELVTH: The powers of the incorporator arc to terminate upon filing of this Certificate. The names and the mailing addresses of the person who will serve as initial director until the first annual meeting of the stockholders of the corporation, or until a

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successor is elected and qualified, is Aron Govil, address: 19 Engineers lane, Farmingdale, NY:

11735.

I, the undersigned, being the incorporator, for the purpose of forming a; corporation under the laws of the State of Delaware do make, file and record this, Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereunto set my hand this 17th day of January, 2019.

/s/ Aron Govil

Aron Govil,

Incorporator

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